UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                           SCHEDULE 13D

             Under the Securities Exchange Act of 1934
                        (Amendment No. 3)*

                 McNeil Real Estate Fund XIV, Ltd.
                         (Name of Issuer)

                     Limited Partnership Units
                  (Title of Class of Securities)

                               None
                          (CUSIP Number)

                     Keith L. Schaitkin, Esq.
           Gordon Altman Butowsky Weitzen Shalov & Wein
                 114 West 47th Street, 20th Floor
                     New York, New York 10036
                          (212) 626-0800

   (Name, Address and Telephone Number of Person Authorized to
                Receive Notices and Communications)

                         February 8, 1996
      (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box //.

Check the following box if a fee is being paid with the statement //. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        Page 1 of 7  Pages

                           SCHEDULE 13D

CUSIP No. None                                    Page 2 of 7 Pages


1     NAME OF REPORTING PERSON
           High River Limited Partnership

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /x/
                                                                          (b) //

3     SEC USE ONLY

4     SOURCE OF FUNDS*
           WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  //

6     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      7    SOLE VOTING POWER
                6,707 Units (See Item 5 below)

      8    SHARED VOTING POWER
                0

      9    SOLE DISPOSITIVE POWER
                6,707 Units (See Item 5 below)

      10   SHARED DISPOSITIVE POWER
                0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           6,707 Units (See Item 5 below)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
           //

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           7.8% (see Item 5 below)

14    TYPE OF REPORTING PERSON*
           PN

                                  SCHEDULE 13D

CUSIP No. None                                             Page 3 of 7 Pages


1     NAME OF REPORTING PERSON
           Riverdale Investors Corp., Inc.

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /x/
                                                                          (b) //

3     SEC USE ONLY

4     SOURCE OF FUNDS*
           AF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  //

6     CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      7    SOLE VOTING POWER
                0

      8    SHARED VOTING POWER
                6,707 Units (See Item 5 below)

      9    SOLE DISPOSITIVE POWER
                0

      10   SHARED DISPOSITIVE POWER
                6,707 Units (See Item 5 below)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           6,707 Units (See Item 5 below)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
           //

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           7.8% (See Item 5 below)

14    TYPE OF REPORTING PERSON*
           CO

                                  SCHEDULE 13D

CUSIP No. None                                             Page 4 of 7 Pages


1     NAME OF REPORTING PERSON
           Carl C. Icahn

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /x/

                                                                          (b) //
3     SEC USE ONLY

4     SOURCE OF FUNDS*
           AF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  //

6     CITIZENSHIP OR PLACE OF ORGANIZATION
           United States of America


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      7    SOLE VOTING POWER
                0

      8    SHARED VOTING POWER
                7,096 Units (See Item 5 below)

      9    SOLE DISPOSITIVE POWER
                0

      10   SHARED DISPOSITIVE POWER
                7,096 Units (See Item 5 below)

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           7,096 Units (See Item 5 below)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
           //

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           8.2% (See Item 5 below)

14    TYPE OF REPORTING PERSON*
           IN

                                  SCHEDULE 13D

CUSIP No. None                                             Page 5 of 7 Pages


1     NAME OF REPORTING PERSON
           Unicorn Associates Corporation

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /x/
                                                                          (b) //

3     SEC USE ONLY

4     SOURCE OF FUNDS*
           AF

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                  //

6     CITIZENSHIP OR PLACE OF ORGANIZATION
           New York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

      7    SOLE VOTING POWER
                389 Units (See Item 5 below)

      8    SHARED VOTING POWER
                0

      9    SOLE DISPOSITIVE POWER
                389 Units (See Item 5 below)

      10   SHARED DISPOSITIVE POWER
                0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           389 Units (See Item 5 below)

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
           //

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           .5% (See Item 5 below)

14    TYPE OF REPORTING PERSON*
           CO

                         AMENDMENT NO. 3 TO SCHEDULE 13D

      This statement ("Statement") constitutes Amendment No. 3 to the Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on November 13, 1995 (the "Initial Filing"), as amended by Amendment No. 1 to the Initial Filing filed with the Commission on November 20, 1995 and Amendment No. 2 to the Initial Filing filed with the Commission on January 16, 1996. Unless otherwise indicated, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Initial Filing.

      This Statement hereby amends the items identified below, or the particular paragraphs of such items which are identified below.

Item 5.    Interest in Securities of the Issuer

           Item 5(a) is hereby amended to add the following:

           (a) After correction or elimination of certain Units containing defects by the Reporting Persons and McNeil Real Estate Management, Inc., the transfer agent of Units ("MCREMI"), MCREMI confirmed the transfer as of February 8, 1996 of 7,096 Units to the Reporting Persons. The process of reviewing tendered items is continuing.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statements is true, complete and correct.

Dated:     February 16, 1996

                          HIGH RIVER LIMITED PARTNERSHIP

                          By:  Riverdale Investors Corp., Inc.,
                               its General Partner

                             By: /s/ Edward Mattner
                                 Edward Mattner
                          Title:    President

                          RIVERDALE INVESTORS CORP., INC.

                             By: /s/ Edward Mattner
                                 Edward Mattner
                          Title:    President


                          UNICORN ASSOCIATES CORPORATION

                             By: /s/ Edward Mattner
                                 Edward Mattner
                          Title:    President


                               /s/ Theodore Altman
                                  Carl C. Icahn
                             By: Theodore Altman as
                                Attorney-in-fact



                   [Signature Page for Amendment No. 3 to
               McNeil Real Estate Fund XIV, Ltd. Schedule 13D]